As filed with the Securities and Exchange Commission on  March 12, 2010

Registration No. 333-[       ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA AGRITECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2955368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center,
Chaoyang North Road, Chaoyang District, Beijing,
People’s Republic of China 100024
(86) 10-59621278

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Yu Chang
Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center,
Chaoyang North Road, Chaoyang District, Beijing, People’s Republic of China, 100024
(86) 10-59621278

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: (212) 407-4000 Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and lit the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount Being Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.001 par value per share	3,151,536	$29.75	$93,758,196	$6,684.95

Total	3,151,536		$93,758,196	$6,684.95

(1) In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the price of $29.75 which was the average of the high and low bid prices for the Company’s Common Stock on NASDAQ Global Market on March 8, 2010.

(3)  Paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MARCH 12, 2010

CHINA AGRITECH, INC.

3,151,536 Shares of Common Stock

This prospectus relates to the resale of up to 3,151,536 our shares (the “Shares”) of common stock, par value $0.001 per share, for sale by the selling stockholders set forth herein (the “Selling Stockholders”).

The Selling Stockholders or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares. The Selling Stockholders will sell the Shares in accordance with the “Plan of Distribution” set forth in this prospectus.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares.

Our common stock is traded on the NASDAQ Global Market under the symbol “CAGC.” On March 8, 2010 the last reported market price of our common stock was $30.45.

The Selling Stockholders and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See ‘‘Plan of Distribution.’’

Investing in our common stock involves significant risks. You should invest in our common stock only if you can afford to lose your entire investment. For a discussion of some of the risks involved, see “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus __________, 2010

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

TABLE OF CONTENTS

Prospectus Summary	3
The Offering	9
Risk Factors	10
Special Note Regarding Forward Looking Statements	19
Use of Proceeds	20
Selling Stockholders	20
Plan of Distribution	23
Legal Matters	25
Experts	25
Where You Can Find Additional Information	26

PROSPECTUS SUMMARY

Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus, the terms “China Agritech,” “Company,” “we,” “us,” and “our” refer to China Agritech, Inc. and its wholly owned subsidiaries. “China” and the “PRC” refer to the People’s Republic of China.

The share information contained herein gives retroactive effect to the 2-for-1 forward stock split effected on February 1, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such  filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: China Agritech, Inc., Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing, PRC 100024  and our telephone number is +86 10-59621278.

Our Company

We manufacture and sell organic liquid compound fertilizers, organic granular compound fertilizers and related agricultural products in the PRC through our direct and indirect subsidiaries: Anhui Agritech Development Co. Ltd. (“Anhui Agritech”), Agritech Fertilizer Limited (“Beijing Agritech”), China Tailong Holdings Company Limited (“Tailong”), Pacific Dragon Fertilizer Co. Ltd. (“Pacific Dragon”), and Xinjiang Agritech Agriculture Resources Co., Ltd (“Xinjiang Agritech”).  For the nine months ended September 30, 2009, approximately 65% of our revenues were derived from the sale of our liquid organic fertilizer products, while approximately 35% of our revenues were derived from the sale of our granular organic fertilizer products.

Our main products include spray, water-flush, dip and granular fertilizer products and other customized, crop specific fertilizers that are tailored to our customers’ specific requirements. Our liquid fertilizer products can be applied on a widespread basis via spraying by machine or aircraft.  Our products have been recognized for their quality and effectiveness by leading industry associations and have been certified by the PRC government at the national level, which is an endorsement of the effectiveness of the products in all regions of the PRC.

Our products:

•	promote photosynthesis, root system growth and transmission of nutrients to seeds;

•	equilibrate absorption of nutrients to speed a plant’s maturity;

•	eliminate the damage of harmful radicals to plants;

•	increase protein and vitamin content levels;

•	accelerate the accumulation of photosynthesis materials and cell concentration;

•	increase plants’ reservation ability to resist drought, resistance and the utilization rate of basic fertility; and

•	foster the development of plant life along with neutral or acidic pesticides.

We believe that our brand reputation and ability to tailor our products to meet the requirements of various regions of the PRC affords us a competitive advantage. We purchase the majority of our raw materials from suppliers located in the PRC and use suppliers that are located in close proximity to our manufacturing facilities, which helps us to contain our cost of revenue.

The demand for our products has steadily increased. Our annual production capacity as of September 30 2009 was approximately 13,000 metric tons of organic liquid compound fertilizers whereas our annual production capacity for granular fertilizers as of September 30, 2009 was approximately 200,000 metric tons, consisting of 100,000 metric tons in Anhui, 50,000 metric tons in Harbin, and 50,000 tons in our newly completed plant in Xinjiang.

We plan to build and open between 30 and 50 branded large-scale distribution centers in central and eastern provinces in 2010 to sell our own organic fertilizers and third party sourced products, including seeds, pesticides, and other agricultural products throughout the PRC, and hope to expand into southern and western provinces in 2011. Each distribution center can cover 80 to 100 franchised retail stores under our management. We hope to use these locations and franchised stores to introduce small individual farmers to our products, educate them about the benefits of organic fertilizer over chemical fertilizer, and teach them how to properly use our products. We believe that these franchised stores will introduce our products to a vast network of farmers who otherwise operate outside of our existing distribution network and outside of the reach of traditional advertising media.

Our Growth Strategy

We believe that our increased capacity to produce organic granular compound fertilizer products, which have a lower price point and greater market appeal than our premier organic liquid compound fertilizer products, makes us well positioned to expand sales and increase revenues. We have focused on the expansion of our granular production because the market for organic granular fertilizer is larger than the current market for organic liquid fertilizer due to the familiarity and tradition of farmers’ using granular fertilizers. In addition, the per unit amount of granular fertilizer used for sowing coverage is much higher than the amount used for liquid fertilizer.

Our goal is to further expand our product’s market share throughout the PRC by establishing branded chain stores which will sell our own branded products (e.g., organic fertilizers) and international and local sourced products (e.g., seeds, pesticides and other agricultural products). Our growth strategy includes the following strategies:

Continue Organic Growth Initiatives. We believe that the current fertilizer market is fragmented and represents an excellent opportunity for us to gain additional market share from our competitors, mainly chemical fertilizer manufacturers. We intend to establish branded chain stores by converting our current offices into a flagship store and distribution center and inviting our current distributors to join in our line as franchisees to operate chain stores under our brand. We also intend to leverage our strong brand, quality customer services and quality of our products to gain incremental business in the fertilizer market. Finally, we strongly believe that as we continue to grow, economies of scale and enforced brand awareness will bring strong profitability to us.

Expand the lines of our products. Beside our current organic fertilizers, we will source, either internally or locally, other agricultural products, like seeds, pesticides, agricultural equipments and tools to expand the lines of our products to meet all the necessities of farmers in the PRC. All these products will be sold through our branded chain stores directly to farmers, who are the end customers.

Capitalize upon Strong Industry Dynamics in the PRC.  Continued economic growth in the PRC, coupled with evolving government policy on preservation of farmlands by promoting use of organic fertilizers on one hand and improvement of farmer’s income on another hand, present us with significant future growth opportunities.  We believe that with continued strong government commitment, we will continue to benefit from it.

Execute Strategic Acquisitions.  We intend to acquire certain domestic targets that are accretive and synergistic to our growth strategy.

Competitive Advantages

We believe we are well-positioned to continue to be the largest manufacturer of organic compound fertilizers in the PRC and to become a leading distributor of organic compound fertilizers in the PRC and beyond.  We believe we have several competitive advantages, including the following:

•	Well established brand name products;

•	Established distribution channel in northern and eastern provinces of the PRC; and

•	Food grown with our products may be eligible to receive a AA Green Food rating.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in the fertilizer market in the PRC:

•	Strong Market Position. We are a leading manufacturer of fertilizer products and, more specifically, organic fertilizer products in liquid form, in the PRC.

•
Recognized and Certified Product Offerings.  Our Tailong liquid brand of fertilizer products was favorably recognized by the China Association for Quality Supervision and the China Quality Standard Research Center in 2006 for product quality, brand reputation and customer loyalty.  Our fertilizer products also have been certified by the Ministry of Agriculture.

•
Established Distribution Network.   We sell the majority of our fertilizer products through an extensive distribution network of regional factories, which help us to establish a local presence in each community we serve with multi-level sales support and to educate local retailers and farmers on the benefits of our fertilizer products.  Since 2007 we have sold our Green Vitality products to Sinochem Fertilizer Co., Ltd, the PRC’s largest integrated agricultural company, which utilizes its own distribution network to distribute our products.

•	Efficient Infrastructure. We have created a flexible and responsive infrastructure, which allows us to efficiently manufacture and deliver high-quality fertilizer products within a short delivery time

•
Broad Customer Base.   We developed a diversified customer base of farmers and retailers located throughout the PRC and are not dependent on, or heavily concentrated in, any single customer or customer base.

Our Strategy

We believe that our strong competitive position, our ability to meet customer demands and our well-regarded product offerings will enable us to benefit from the anticipated growth in the PRC fertilizer market.  We are committed to enhancing our sales, profitability and cash flows through the following strategies:

•
Capitalize on our brand reputation to increase sales of new and existing products.   We intend to leverage the favorable reputation of our fertilizer products through collaboration with academic and governmental institutions which can attest to the quality of our current product offerings.  We plan to develop new compounds to better meet the changing needs of the PRC’s agricultural communities by tailoring our product offerings to meet the local needs of the farmers and to create greater reliability of fertilizer products nationwide. Over the past year we added an organic granular compound fertilizer to our product lines and constructed a granular fertilizer line near each of our existing factories, located in Harbin, Beijing and Xinjiang.

•
Expand Our Domestic Operation.  We intend to build or acquire additional organic granular fertilizer factories in strategic locations in the PRC to serve new agricultural areas in Hebei and Sichuan provinces. When our recently completed Xinjian facility commences commercial production in early 2010 our organic granular compound fertilizer production capacity will reach 200,000 metric tons.

•
Build & Operate Franchised Retail Stores in the PRC.  We plan to open between 30 and 50 large-scale distribution centers throughout the PRC’s central provinces in 2010, and hope to expand into eastern and western provinces in 2011.  Each distribution center could cover up to 100 franchised retail chain stores.  We hope to use the franchised retail chain stores to introduce small provincial farmers to our products, educate them about the benefits of organic fertilizer over chemical fertilizer, and teach them how to properly use our products.   We believe that these chain stores will introduce our products to a vast network of farmers who otherwise operate outside of our existing distribution network and outside of the reach of traditional advertising media.

•
Enhance Brand Awareness.   Our core future focus will be to build and enhance brand awareness of our “Lvlingbao” and “Tailong” products, as well as our “Green Vitality” product line and organic granular compound fertilizer by launching an extensive advertising campaign to educate retailers and farmers on the benefits of our liquid organic compound products.  We expect to combine these marketing efforts with our planned retail store expansion into locations that have little or no current exposure to our products. We believe that this strategy will allow us to expand our distribution and sales outside of our traditional base in northeast regions of the PRC and capture a larger market share.

•
Increase Sales into Select Foreign Markets.   We plan to leverage our product offerings and brand reputation to expand our product sales into select markets outside of the PRC.  In June 2009 we entered into a 6-year marketing and distribution agreement with Odyssey International (Trading) Group Ltd., a Hong Kong corporation ("Odyssey") that provides for Odyssey to have the exclusive marketing and distribution rights for the Company's Lvlingbao series of organic liquid compound fertilizers in certain target markets, including, but not limited to, Central and South America, South Africa,  Asian countries. and overseas markets.

Recent Private Placement

On October 19, 2009 we issued (i) an aggregate of 2,785,536 shares of common stock (the “Investor Shares”) and (ii) warrants to purchase up to an aggregate of 1,857,024 shares of common stock (the “Warrant Shares”) at an initial exercise price of approximately $5.38 per share, subject to adjustment, to Carlyle Asia Growth Partners IV, L.P. and CAGP IV Co-Investment, L.P. (collectively, the “Carlyle Investors”) for a purchase price of $15,000,000. The exercise price of the warrants has a floor of approximately $1.5329 per share, and in the event that the warrants are exercised at that price, we would issue an additional 4,666,663 shares (the “Additional Warrant Shares”) for an aggregate of 6,523,691 shares issued pursuant to the warrants. The warrants issued to the Carlyle Investors will become exercisable on April 19, 2010 and expire April 19, 2012.

The adjustment resulting in the issuance of the Additional Warrant Shares would only occur if we fail to meet a predetermined net income target of $11.5 million for the fiscal year ending December 31, 2009. Pursuant to the Purchase Agreement, we are also obligated to issue up to 7,000,000 shares of common stock (the “Make-Good Shares”) to the to the Carlyle Investors in the event that the Company fails to meet the net income target of $11.5 million.

We granted the Carlyle Investors a one-year right of participation in future offerings by us of shares of our common stock, debt or equity securities convertible, exercisable or exchangeable into common stock, or debt securities. The right of participation was granted individually, on a pro rata basis based upon each investor’s original subscription amount, and collectively no less than $5 million and no more than $10 million. In addition, we granted the Carlyle Investors the right to collectively designate one person to serve as a member of our board of directors. On December 23, 2009, we appointed Carlyle’s designee, Zheng “Anne” Wang, to serve as a member of our Board of directors. On January 8, 2010, the board of directors also appointed Charles Law to serve as a member of our board of directors. The board of directors determined that Mr. Law was an “independent director” as that term is defined and determined in accordance with Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, LLC and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

In connection with the transaction, we entered into a registration rights agreement, pursuant to which the Company agreed to prepare and file a registration statement covering the resale of the Investor Shares and Warrant Shares, and in the event they are issued, the Make-Good Shares and the Additional Warrant Shares (collectively, the “Registrable Securities”) no later than January 31, 2010. On February 1, 2010, we agreed with the Carlyle Investors to extend the deadline for filing such registration statement until March 15, 2010. The registration of 2,785,536 of the shares of common stock under this registration statement, of which this prospectus forms a part, satisfies certain of our obligations under the registration rights agreement.

Corporate Structure

China Agritech, Inc. is a holding company with no operations.  We are the parent company to our operating subsidiaries, Pacific Dragon, Anhui Agritech, Beijing Agritech and Xinjiang Agritech, which are located in the PRC.

Our executive offices are located in the PRC at Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing, PRC 100024  and our telephone number is +86 10-59621278. Our website address is www.chinaagritechinc.com.

THE OFFERING

Common stock offered by Selling Stockholders:	3,151,536 Shares

Use of proceeds:	We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

NASDAQ Global Market symbol	CAGC

Risk factors:
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in China Agritech and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described below and the risks described under “Risk Factors” in the applicable prospectus supplement, or risks any updated in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

If we fail to effectively expand our current operations and capacity to satisfy demand for our granular fertilizer products, our results of operations and business prospects could be impaired.

We believe that over the next year demand for our granular fertilizer products will outgrow our present production capacity of 200,000 metric tons. Our future success depends on our ability to expand our business to address the growth in demand for our granular fertilizer products. Because our industry is highly competitive, if we are unable to increase our production capabilities to meet increased demand for our products, we may lose existing customers, as well as potential additional customers, to competitors with greater production capacities.  If we lose our existing customers our revenues could decrease and accordingly our overall financial performance could be significantly impaired.  In addition, we currently rely on distributors to distribute our products to multiple end users.

Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including:

•	the availability of additional funding to build manufacturing facilities and purchase raw materials on favorable terms or at all;

•	our management and minimization of delays and cost overruns caused by problems with our suppliers of raw materials and third-party vendors; and

•	our receipt of any necessary government approvals or permits that may be required to expand our operations in a timely manner or at all.

If we cannot successfully implement additional production capacity increases efficiently and cost-effectively, we will be unable to satisfy any increased demand for our granular fertilizers, which could significantly impair our financial performance.

If  our projections regarding the future market demand for our products are inaccurate, our operating results and our overall business may suffer.

We have made significant capital investments in anticipation of rapid growth in the organic compound fertilizer market in the PRC. The expansion of our internal manufacturing capabilities has required significant up-front fixed costs. Additionally, we plan on allocating future working capital to build branded chain stores in 2010 in order to add new distribution channels to sell our products in new markets throughout the PRC. If market demand for our products does not increase as quickly as we have anticipated and align with our expanded manufacturing capacity, we may be unable to offset these costs and to achieve economies of scale, and our operating results may be adversely affected as a result of high operating expenses, reduced margins and underutilization of capacity. Our ability to meet such excess customer demand could also depend on our ability to raise additional capital and effectively scale our manufacturing operations.

If we cannot protect the proprietary formula and manufacturing processes for our concentrated organic liquid and granular compound fertilizer it could increase our competition and cause our operating results to suffer.

Our success will depend in part on our ability to protect our proprietary formula and manufacturing process for organic liquid and granular compound fertilizer products. We rely on trade secrets to protect our proprietary formulas and manufacturing processes.  We have not applied for patents for our technology and formulas because we believe an application for such patents would result in public knowledge of our proprietary technology and formulas and could lead competitors to attempt to copy our products, thereby increasing competition. Only certain of our key employees have knowledge of our proprietary technology and formulas. This could in turn result in a decrease of our market share and hurt our operating results.

In December 2005, our subsidiary Pacific Dragon entered into a license agreement with Mr. Yu Chang, our Chairman CEO and President, under which Mr. Chang granted us an exclusive license to use his know-how in manufacturing Tailong organic liquid compound fertilizer on a royalty-free basis. Under the license agreement, Mr. Chang has the obligation to maintain the confidentiality of this technology and is prohibited from licensing this technology to any third party or using the technology for his own benefit.

Despite these precautions, the legal regime protecting intellectual property rights in the PRC is weak. If we are not able to enforce our licensing agreement with Mr. Chang and fully protect our proprietary trade secrets, if our employees unintentionally or willfully disclose our confidential technology or know-how to competitors, or if our competitors independently develop similar or superior products, our competitors may be able to more effectively offer products similar to ours and/or produce products with a cost structure similar to ours, if not better, and we may thereby lose any competitive advantage that we currently have. If we are forced to take legal action to protect our proprietary formulas and processes, we will incur significant expense and further could not guarantee a favorable outcome.

In addition, our competitors may counterfeit our products and use our trademark. These counterfeit products could damage our reputation and create confusion for our customers. Our financial results would be negatively impacted by the lost sales to the fake and/or competitive product or by lost sales from a damaged reputation.

Our proprietary fertilizer formulas may become obsolete which could materially adversely affect the competitiveness of our future fertilizer products.

The production of our fertilizer products is based on our proprietary fertilizer formulas. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging humic acid fertilizer products and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with evolving industry standards and changing customer requirements. If our proprietary formula becomes obsolete as our competitors develop better products than ours, our future business and financial results could be adversely affected.

We may be subject to more stringent governmental regulation on our products.

The manufacture and sale of our agricultural products in the PRC is regulated by the PRC Ministry of Agriculture and the local government of the Provinces in which our factories are situated. The legal and regulatory regime governing our industry is evolving, and we may become subject to different, including more stringent, requirements than those currently applicable to us. While we believe a more stringent standard will have more of an adverse impact on those manufacturers with poor quality products, we cannot assure you any regulatory change will not adversely affect our business.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

To our knowledge, neither the production nor the sale of our products constitutes activities, or generate materials that create any environmental hazards or violate the current PRC environmental laws. Although it has not been alleged by PRC government officials that we have violated any current environmental regulations, we cannot assure you that the PRC government will not amend the current PRC environmental protection laws and regulations in a way that could adversely impact us. Our business and operating results may be materially and adversely affected if we were to be held liable for violating existing environmental regulations or if we were to increase expenditures to comply with environmental regulations affecting our operations.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential investors could lose confidence in our financial reporting, which could harm our business and have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to annually furnish a report by our management on our internal control over financial reporting. Such report must contain, among other matters, an assessment by our principal executive officer and our principal financial officer on the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective as of the end of our fiscal year. This assessment must include disclosure of any material weakness in our internal control over financial reporting identified by management. In addition, under current SEC rules, we will be required to obtain an attestation from our independent registered public accounting firm as to our internal control over financial reporting for our annual report on Form 10-K for our fiscal year ending December 31, 2010. Performing the system and process documentation and evaluation needed to comply with Section 404 is both costly and challenging. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002 for compliance with the requirements of Section 404. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

As of September 30, 2009, we had approximately $40.6 million of accounts receivable  for our liquid fertilizers, or 42.5% of our total assets

We sell approximately 80% of our organic liquid fertilizer in northern provinces of the PRC.  In these provinces, we typically extend our customers credit for their purchase of our products to allow them to use the proceeds of their harvests to repay us for their purchase of our products, which typically spans from six to nine months. As of September 30, 2009, liquid organic fertilizers made up approximately 65.1% of our revenue.   As of September 30, 2009, we had approximately $40.6 million of accounts receivable from customers of liquid fertilizers, or 42.5% of our total assets.  If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our business, results of operations or financial condition could be materially adversely affected. A natural disaster, such as a wildfire, flood or drought, or an economic or industry downturn could materially adversely affect the collection of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management's expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that natural disasters, system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

We depend heavily on Mr. Yu Chang, our CEO, President, Secretary and director, and without his services our prospects would be severely limited.

Our future business and results of operations depend in significant part upon the continuing contribution of Mr. Yu Chang, our CEO, President, Secretary and Chairman. Mr. Chang has extensive experience in the organic compound fertilizer industry and is directly involved in all of our business operations. Mr. Chang has an employment agreement with our subsidiary, Pacific Dragon, which automatically renewed on January 5, 2008 for a term of three years.  We currently have no employment agreement with Mr. Chang and Mr. Chang is not obligated to devote any specified number of hours to working for us.  There can be no assurance that we will be able to reach an agreement with Mr. Chang on terms favorable to us, if at all.  If Mr. Chang ceases to be employed by us, we may have difficulty finding a suitable replacement with equal leadership and industry experience, and our business would suffer because we will not have the leadership needed to capitalize on market opportunities and to direct our growth, leading to a possible decrease in revenues and inappropriate capital investments in projects that may not benefit our long-term growth. Mr. Chang has both sales contacts in the Agricultural industry and know-how to produce our products, making his expertise both unique and valuable to us.  We do not maintain key-person insurance on any of our executive officers.

We depend heavily on skilled research and development personnel, and any loss of such personnel, or the failure to continue to attract such personnel in the future, could harm our business.

The agricultural chemicals business is specialized and requires the employment of personnel with significant scientific and operational experience in the industry. Accordingly, we must attract, recruit and retain a sizeable workforce of technically and scientifically competent employees. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional management and other key personnel that have the necessary scientific, technical and operational skills and experience with the fertilizer industry. These individuals are difficult to find in the PRC and we may not be able to retain such skilled employees. If we are unable to hire individuals with the requisite experience we may not be able to produce enough products to optimize profits, research and development initiatives may be delayed and we may encounter disruptions in production and research which will negatively impact our financial condition.

We currently rely on a small number of third parties to supply the key raw materials we use to produce our products.

Our business depends upon the availability of key raw materials, including humic acid, nitrogen, phosphorus, kalium, and other supplementary material. We rely on only a few external suppliers for these raw materials and we have only non-binding supply agreements. In fiscal year 2008, we purchased approximately 14.8% of our humic acid from Harbin Hai Heng Chemical Distriution Co. Ltd., approximately 33.8% of our nitrogen, phosphorus and kalium from Beijing Zhongxin Chemical Technology Development Co., and approximately 27.1% of our other supplementary material from Shenzhen Hongchou Technology Company.  Our purchases through September 30, 2009 were from similar sources and in similar amounts, and for the 2010 fiscal year we expect that our raw materials suppliers will be substantially similar to past years and the amount of raw materials will increase commensurate with the increase in the demand for our fertilizer products. We have entered into written agreements with all of these suppliers, each under supply agreements that expire in December 2010. If any of our major suppliers were to default or become unable to deliver the raw materials in sufficient quantities, we may be unable to purchase these raw materials from alternative sources on the same or similar terms, which could result in a significant increase in our operating costs. When these supply agreements expire in December 2010, we may be unable to negotiate new agreements with these suppliers on terms favorable to us, or at all.  In addition, any disruption in the supply of our raw materials could cause delay in the delivery of our products which would be harmful to our sales reputation and business. If supply is disrupted the increased amount we have to pay for raw materials could negatively impact our margins, cause us to delay deliveries which may cause us to breach contracts or damage customer relationships or cause us to cease production if an alternate supplier cannot be found. If we were unable to procure replacement supplies, our inability to meet the production demands of our customers could cause the loss of customers and/or market share. Our financial results could be negatively impacted by the lost sales or decreased margins.

We rely on a limited number of products to achieve most of our revenues.

We derive a substantial percentage of our revenues from a limited number of products, and we expect these products to continue to account for a large percentage of our revenues in the near term. For example, our liquid organic fertilizer accounted for 91.0% and 65.1% of our revenue for the year ended December 31, 2008 and for the nine months ended September 30, 2009, respectively, while granular fertilizer accounted for 9.0% and 34.9% of our revenue for the year ended December 31, 2008 and September 30, 2009, respectively.  Continued market acceptance of these products is, therefore, critical to our future success. Our business, operating results, financial condition, and cash flows could therefore be adversely affected by: a decline in demand for even a limited number of our products; a failure to achieve continued market acceptance of our key products; export restrictions or other regulatory or legislative actions which could limit our ability to sell those products to key customer or market segments; an improved version of products being offered by a competitor in the market in which we participate; increased pressure from competitors that offer broader product lines; technological change that we are unable to address with our products; or a failure to release new or enhanced versions of our products on a timely basis.  This may impact our ability to maintain or expand our business with certain customers.

Our liquid and granular fertilizer sales have seasonal variations and adverse weather conditions could reduce demand for our products.

We experience seasonal variations in our revenues and our operating costs. The peak selling season for our liquid fertilizer products is from April through September. Periods of cold weather may delay the application of the liquid fertilizer, or render it unnecessary, thereby reducing demand for such fertilizer products. During the fiscal year ended December 31, 2008, approximately 64.9% of our annual liquid fertilizer sales volume came from the second and third fiscal quarters, when demand for our liquid fertilizer products typically peaks during planting season and prior to harvest. We believe that the peak selling season for our granular fertilizer products is from October through March.  Although the peak selling seasons for our liquid and granular  do not overlap, we may still experience seasonal variations, and we cannot assure you that sales of our granular fertilizer products will mitigate the seasonal impact of liquid fertilizer sales.

If we are unable to design, manufacture, and market products in a timely and efficient manner, we may not remain as competitive.

Some of our products are characterized by continuing technological advancement, changes in customer requirements, and evolving product standards.  Accordingly, we devote a substantial amount of resources to product development. To compete successfully, we must develop and offer new and/or improved products that provide increasingly higher levels of performance and reliability.  New technologies may be untested or unproven. In some instances, product requirements or specifications may be modified.  As a result, we may experience technological and other performance difficulties, which may result in delays, setbacks and cost overruns.  Product development is highly uncertain and we cannot assure you that we will successfully develop new products. Our inability to develop and offer new and/or improved products or to achieve customer acceptance of these products could limit our ability to compete in the market or to grow revenues at desired rates of growth.

Our ability to attract new customers in the PRC depends on the continued transition from the use of less expensive chemical fertilizers to organic fertilizers that we sell.

We estimate that approximately 90% of the fertilizer products used in the PRC today are chemical fertilizers, rather than organic fertilizers.  Farmers in the PRC have been using chemical fertilizers for decades, and we believe that our growth depends on our ability to convince these farmers to switch to organic fertilizers, such as our products, despite the increased cost of such products.  Many prospective customers are rural farmers that are isolated and, we believe, lack an understanding of the environmental and health benefits of our organic fertilizer products.  Even if these potential customers are aware of the benefits of our products, we believe that the increased cost of our products as compared to chemical fertilizers may be prohibitive for some rural farmers.  While we may take steps, though our distributors, to educate users of chemical fertilizers about the benefits of our products, we believe that it will be difficult to convince significant numbers of small farmers, some of who use no fertilizer at all, to purchase our products.  If we cannot continue to drive the transition to organic fertilizer products in the provinces that we serve, our sales will stagnate and our financial results will suffer.

Our entry into foreign markets exposes us to changes in foreign regulations and other risks inherent to international business, any of which could effect our results of operations.

In June 2009, we granted exclusive marketing and distribution rights for certain of our Lvlingbao liquid organic fertilizer products to Odyssey International (Trading) Group Ltd. (“Odyssey”), which plans to market our products in Central and South America, South Africa and certain Southeast Asian countries.  Distributing our products in these markets presents risks including:

•	volatility in general economic, social and political conditions;

•	differing tax rates, tariffs, exchange controls or other similar restrictions;

•	changes in currency rates;

•	inability to repatriate income or capital;

•	changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restriction on operations, trade practices, trade partners and investment decisions;

•	seizure of our products by foreign governments;

•	boycotts and embargoes that may be imposed by the international community on countries in which we operate;

•	labor unrest; and

•	disruptions due to civil war, election outcomes, shortages of commodities, power interruptions or inflation; the imposition of unexpected taxes or other payments on revenues.

Any of these risks could limit our ability to operate or have a negative impact on our profitability.

We have granted exclusive rights to market and distribute our Lvlingbao line of liquid organic compound fertilizers  to Odyssey International (Trading) Group Ltd. (“Odyssey”) and their efforts to market and distribute our products are outside of our control.

In June 2009 we granted Odyssey the exclusive right to market and distribute our Lvlingbao III liquid organic compound fertilizers in Guangdong, Guangxi and Hainan provinces within the PRC, as well as Central and South America, South Africa and certain Southeast Asian countries.  The revenue we earn from the sale of our products under the agreement depends heavily on Odyssey’s efforts. Odyssey has significant discretion in determining the efforts and resources it applies to the marketing and sale of our products, and Odyssey has a significant number of other clients whose products it distributes. Furthermore, regardless of the effort and resources they invest, Odyssey may not be effective in distributing or marketing our products.   A disagreement between us and Odyssey could lead to lengthy and expensive dispute resolution proceedings as well as to extensive financial and operational consequences to us, and have a material adverse effect on our business, results of operations and financial condition. If our relationship with Odyssey were to terminate, we may not be able to enter into another distribution and marketing agreement with a company with similar resources to distribute our products and perform on acceptable terms or at all. As a result, we could experience delays in our ability to distribute our products and increased expenses, all of which would have a material adverse affect on our business, results of operations and financial condition.

Our operating results will suffer if the price of raw materials increases and we cannot pass the increased cost through to our customers.

The primary raw materials included in our products are humic acid, nitrogen, phosphorus, kalium and other supplementary material. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feedstock, market demand, and freight costs. The prices for these raw materials may fluctuate significantly based upon changes in these forces. Our operating results may be seriously harmed if we are unable to pass any raw material price increases through to our customers due to lower margins from our sales. If we are forced to increase prices of our products due to increases in the prices of raw materials, the demand for our products could decrease, which could materially harm our operations and financial results.

If we cannot renew our fertilizer registration certificate, which expires in 2012, we will be unable to sell some of our products which will cause our sales revenues to significantly decrease.

All manufacturers of fertilizers produced in the PRC must be registered with the PRC Ministry of Agriculture. No fertilizer can be manufactured without such registration. There are two kinds of registrations: interim registration and formal registration. The interim registration is valid for one year and applies to fertilizers in the stages of in-the-field testing and test selling. Fertilizers that have completed in-the-field testing and test selling must obtain formal registration, which is valid for five years, and thereafter must be renewed each five years. We have obtained a Formal Fertilizer Registration Certificate covering all of our fertilizer products from the PRC Ministry of Agriculture. Such certificate was issued on May 28, 2008 and will expire in December 2012.

Our belief is that the PRC Ministry of Agriculture generally will grant an application for renewal in the absence of illegal activity by the applicant. However, there is no guarantee that the PRC Ministry of Agriculture will grant renewal of our Formal Fertilizer Registration Certificate. If we cannot obtain the necessary renewal, we will not be able to manufacture and sell our fertilizer products in China which will cause the termination of our commercial operations.

The markets in which we operate are highly competitive and fragmented and we may not be able to maintain market share.

We operate in highly competitive markets and compete with numerous local PRC fertilizer manufacturers and we expect competition to persist and intensify in the future. Our competitors are mainly domestic leaders in the fertilizer markets in China. Our small local competitors may have better access in certain local markets to customers and prospects, an enhanced ability to customize products to a particular region or locality and more established local distribution channels within a small region. We also compete with large PRC national competitors who may have competitive advantages over us in certain areas such as access to capital, technology, product quality, economies of scale and brand recognition and may also be better positioned than us to develop superior product features and technological innovations and to exploit and adapt to market trends. Additionally, we may not be able to conduct in-depth research and analysis on our current or new markets due to the lack of public or third-party sources of competitive information available on our industry and competitors in the PRC. Therefore, we may not have a clear estimate of the current number of our direct competitor or such competitors' revenues or market share.

In addition, China's entry into the World Trade Organization may lead to increased foreign competition for us. International producers and traders import products into China that generally are of higher quality than those produced in the local Chinese market. If they are localized and become recognized as the type of fertilizer we produce, we may face additional competition. If we are not successful in our marketing and advertising efforts to increase awareness of our brands, our revenues could decline, which could have a material adverse effect on our business, financial condition, results of operations and share price. We cannot assure you that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

We do not presently maintain business disruption insurance. Any disruption of the operations in our factories would damage our business and disrupt our production and have a material adverse effect on our business, financial position on results of operations.

Our business could be materially and adversely affected by power shortages, natural disasters, terrorist attacks or other events in the PRC. For example, in early 2008, parts of the PRC suffered a wave of strong snow storms that severely impacted public transportation systems and the power supply in those areas. In May 2008, Sichuan Province in the PRC suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. The May 2008 Sichuan earthquake may have a material adverse effect on the general economic conditions in the areas affected by the earthquake. In July 2008, explosive devices were detonated on several buses in Kunming, Yunnan Province of the PRC, which resulted in disruptions to public transportation systems in Kunming and casualties. Any future natural disasters, terrorist attacks or other events in the PRC could cause a reduction in usage of, or other severe disruptions to, public transportation systems and could have a material adverse effect on our business and results of operations.

The demand for our organic fertilizer products fluctuates significantly with weather conditions, which may delay the application of the fertilizer or render it unnecessary at all. If any natural disasters, such as flood, drought, hail, tornado or earthquake, occur, demands for our products will be reduced. In addition, in some cases, we allow our distributors to purchase our products partially on credit. The distributors, in turn, may sell the fertilizer to farmers on credit. If any natural disaster occurs, reduced crop yields may cause farmers to default on their payments which could harm our cash flow and results of operations. If we are unable to collect on our sales our cash flows will decrease and we will have additional expenses from bad debts which will harm our published financials results.

While we have property damage insurance and automobile insurance, we do not carry business disruption insurance, which is not readily available in the PRC. Any disruption of the operations in our factories would have a significant negative impact on our ability to manufacture and deliver products, which would cause a potential diminution in sales, the cancellation of orders, damage to our reputation and potential lawsuits.

The fertilizer products that we manufacture pose safety risks and could expose us to product liability claims.

Defects in, or unknown harmful effects caused by, organic and inorganic chemical and elements in our products could subject us to potential product liability claims that our products cause some harm to the human body or to property. Although we have adopted safety measures of industry standard in our research, development and manufacturing processes, accidents may still occur. Any accident, either at the manufacturing phase or during the use of our products, may subject us to significant liabilities to persons harmed by these products. We have renewed product liability insurance to cover claims from personal injuries or property damage caused by our products for the period from July 11, 2009 to July 10, 2010. Our insurance coverage was limited to approximately $585,000 (RMB 4,000,000) and may not have been sufficient to cover potential claims.  A successful claim against us that is in excess of our insurance coverage could significantly harm our business and financial condition. Public perception that our products are not safe, whether justified or not, could impair our reputation, involve us in litigation, damage our brand names and our business. As of the filing of this prospectus, no product liability claim has ever been brought against us. However, if we are involved in litigation in the future the potential judgment or settlement along with the litigation costs could harm our financial performance.

  SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus , including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectusand any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above, as well as the risk factors referred to on page 10   of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectusand any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock that are currently issued and outstanding. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”

Private Placement with Carlyle Asia Growth Partners, IV, LP and CAGP IV Co-Investment, L.P. (the Carlyle Investors”)

On October 19, 2009, we entered into a securities purchase agreement (the “Purchase Agreement”) with the Carlyle Investors pursuant to which we issued to the Carlyle Investors an aggregate of (i) 2,785,536 shares of common stock, par value $0.001 per share (the “Investor Shares”), and warrants (collectively, the “Warrants”) to purchase up to 1,857,024 shares of common stock, par value $0.001 per share (the “Warrant Shares”), at an initial exercise price of approximately $5.38 per share, which is subject to adjustment.  The aggregate purchase price was $15,000,000. The exercise price of the Warrants has a floor of approximately $1.5329 per share, and in the event that the Warrants are exercised at that price, we would issue an additional 4,666,663 shares (the “Additional Warrant Shares”) to the to the Carlyle Investors, for an aggregate of 6,523,687 shares issued pursuant to the Warrants.

The adjustment resulting in the issuance of the Additional Warrant Shares would only occur if we fail to meet a predetermined net income target of $11.5 million for the fiscal year ending December 31, 2009. Pursuant to the Purchase Agreement, we are also obligated to issue up to 7,000,000 shares of common stock (the “Make-Good Shares”) to the to the Carlyle Investors in the event that the Company fails to meet the net income target of $11.5 million.

In connection with the sale of the Shares, we entered into a registration rights agreement with the to the Carlyle Investors pursuant to which we agreed to file a registration statement covering the resale of the Investor Shares and Warrant Shares, and in the event they are issued, the Make-Good Shares and Additional Warrant Shares (collectively, the “Registrable Securities”), with the SEC. We agreed to file such registration statement on the earlier of (i) the 30th calendar day following the completion by us of an offering of shares of our common stock, debt equity securities convertible, exercisable or exchangeable into common stock, or debt securities or (ii) January 31, 2010.  On February 1, 2010, the Carlyle Investors agreed to extend the deadline for filing such registration statement until March 15, 2010.

The registration of the Investor Shares on the registration statement of which this prospectus forms a part, satisfies our current obligation under the registration rights agreement. We are required to keep the registration statement continuously effective under the Securities Act , until such date as is the earlier of the date when all of the securities covered by the registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144 (the “Financing Effectiveness Period”).  We will pay liquidated damages of 1.5% of the aggregate purchase price paid by each holder pursuant to the purchase agreement per month, payable in cash, up to a maximum of 4.5% of the aggregate subscription amount paid by such holder pursuant to the purchase agreement, if the registration statement is not filed within the foregoing time period, is not declared effective within 90 days following the initial filing or 120 days if there is a full review by the SEC, or ceases to be effective for more than 30 consecutive calendar days or more than an aggregate of 45 calendar days during any 12-month period prior to the expiration of the Financing Effectiveness Period.  However, no liquidated damages will be paid with respect to any registrable securities that are not registered because the Company is not permitted to include all registrable securities in any registration statement due to any publicly-available SEC guidance or the Securities Act.

Affiliate and Employee Shares

Certain of the Selling Stockholders are affiliates and/or employees of the Company.  Mr. Chang is our Chairman, Chief Executive Officer and President, Ms. Teng is a director,  Mr. Zhu is our Chief Operating Officer and Ms. Min is the Executive Assistant to the Chief Executive Officer.

Material Relationships

Ms. Zheng “Anne” Wang, who is a vice president of an affiliate of each of the Carlyle Investors, is a member of our Board of Directors.  She was appointed pursuant to the terms of the Purchase Agreement, whereby we granted the Investors the right to collectively designate one person to serve as a member of our board of directors.

Broker-Dealer Affiliations

None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Each Selling Stockholder may offer for sale all or part of the Shares from time to time. The table below assumes that the Selling Stockholders will sell all of the Shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the Shares under this prospectus,

•	the maximum number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•
the number and percentage of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percentage Ownership Before Offering	Maximum Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After Offering	Percentage Ownership After Offering
Carlyle Asia Growth Partners IV, L.P.	4,263,123	(2)	22.40%	2,557,874	1,705,249	8.89%
CAGP IV Co-Investment, L.P.	379,437	(3)	2.17%	227,662	151,774	*
Yu Chang	6,811,888	(4)	38.97%	141,000	6,670,888	38.16%
Xiao Rong Teng	637,886	(5)	3.65%	80,000	557,886	3.19%
Ming Fang Zhu	112,360	(6)	*	70,000	42,360	*
Yau-Sing Tang	182,401	(7)	1.04%	50,000	132,401	*
Min Zhang	58,192	(8)	*	25,000	14,572	*
Total	12,445,286			3,151,536		—

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 17,479,769 shares of common stock outstanding as of March 5, 2010.

(2)
Includes 2,557,874 shares of common stock owned outright and 1,705,249 shares of common stock issuable upon exercise of a warrant held by Carlyle Asia Growth Partners IV, L.P. The warrant is first exercisable on April 19, 2010 and expires on April 19, 2012. The foregoing numbers of shares assume that the Company will satisfy the net income target of $11.5 million for the fiscal year ending December 31, 2009 and that, as a result, no Additional Warrant Shares or Make-Good Shares will be issued to Carlyle Asia Growth Partners IV, L.P.

(3)
Includes 227,662 shares of common stock owned outright and 151,775 shares of common stock issuable upon exercise of a warrant held by CAGP IV Co-Investment, L.P. The warrant is first exercisable on April 19, 2010 and expires on April 19, 2012. The foregoing numbers of shares assume that the Company will satisfy the net income target of $11.5 million for the fiscal year ending December 31, 2009 and that, as a result, no Additional Warrant Shares or Make-Good Shares will be issued to CAGP IV Co-Investment, L.P.

(4)
Includes 4,322,420 shares of our common stock held by China Tailong Group Limited and 1,483,250 of the 1,745,000 shares held by Sammi Holdings Limited. Mr. Chang holds 100% of the registered shares of China Tailong Group Limited and 85% of the registered shares of Sammi Holdings Limited. Mr. Chang is the sole director of Sammi Holdings. Also includes 1,006,218 shares of our common stock directly owned by Mr. Chang.  Mr. Chang is our Chief Executive Officer.

(5)
Includes 261,750 of the 1,745,000 shares held by Sammi Holdings Limited. Ms. Teng holds 15% of the registered shares of Sammi Holdings Limited. Also includes 376,136 shares of our common stock directly owned by Ms. Teng, a director of the Company.

(6)	Represents 112,360 shares of common stock directly owned by Mr. Zhu, our Chief Operating Officer.

(7)	Represents 182,401 shares of common stock directly owned by Mr. Tang, our Chief Financial Officer.

(8)	Represents 58,192 shares of common stock directly owned by Ms. Min, our Board Secretary.

PLAN OF DISTRIBUTION

We are registering 3,151,536 shares of our common stock on behalf of the Selling Stockholders.  We are required to pay certain fees and expenses that we incur incident to the registration of the shares of the common stock. As used in this prospectus, “Selling Stockholders” includes the Selling Stockholders named in the table above and pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on the Nasdaq Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8.0%).

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We have agreed to indemnify the Selling Stockholders Carlyle Investors against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed with the Carlyle Investors to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of New York and of Delaware with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated balance sheet of China Agritech, Inc. and Subsidiaries as of December 31, 2008, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of China Agritech Inc. and Subsidiaries as of December 31, 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2007 have been audited by Kabani & Company, Inc. an independent registered public accounting firm, as set forth in their report which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 31, 2009;

•
Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 14, 2009,  for the fiscal quarter ended June 30, 2009, filed on August 14, 2009 and for the fiscal quarter ended September 30, 2009, filed on November 12, 2009;

•
Current Reports on Form 8-K or 8-K/A, filed on February 18, 2009, February 19, 2009, March 10, 2009, March 19, 2009, May 7, 2009, May 15, 2009, May 21, 2009, June 9, 2009, June 18, 2009, August 19, 2009, September 23, 2009, October 20, 2009, November 18, 2009,December 30, 2009, January 8, 2010 and February 10, 2010; and

•
The description of our Common Stock set forth in our Registration Statement on Form 8-A (Registration No. 001-34458)  filed with the SEC on September 15, 2009, including any amendments thereto or reports filed for the purpose of updating such description.

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K), prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  We will provide this information upon oral or written request, free of charge.  Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o China Agritech, Inc., at the Company’s office located Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center, Chaoyang North Road, Chaoyang District, Beijing, China 100024 People’s Republic of China (86) 10-59621278.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.bioaobo.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

3,151,536 Shares of Common Stock

CHINA AGRITECH, INC.

PROSPECTUS

, 2010

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by China Agritech.  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$6,684.95
Transfer agent’s fees and expenses	0
Printing and engraving expenses	0
Accounting fees and expenses	20,000	*
Legal fees and expenses (including blue sky services and expenses)	75,000	*
Miscellaneous	2,500	*
Total	$104,184.95	*

* Estimated

Item 15. Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by under Delaware law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph 10 of our Amended and Restated Certificate of Incorporation provides:

“The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The underwriting agreement, if an underwriting agreement is utilized, may provide for indemnification by any underwriters of the company, our directors, our officers who sign the registration statement and our controlling persons (if any) for some liabilities, including liabilities arising under the Securities Act.

 Item 16. Exhibits

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, as amended (1)

3.2	Amended and Restated Bylaws (1)

5.1	Opinion of Loeb & Loeb LLP

Exhibit No.	Description

10.1	Lease Agreement, dated December 30, 2003, by and between Pacific Dragon Fertilizers Co. Ltd. and Yinlong Industrial Co. Ltd. (1)

10.2	Amendment to the Lease Agreement, dated June 28, 2005, by and between Pacific Dragon Fertilizers Co., Ltd. and Yinglong Industrial Co., Ltd. (1)

10.3	License Agreement, dated January 6, 2005, by and between Yu Chang and Pacific Dragon Fertilizers Co. Ltd. (1)

10.4	Permanent License Agreement, dated December 3, 2005, by and between Yu Chang and Pacific Dragon Fertilizers Co. Ltd. (3)

10.5	License Agreement, dated July 5, 2007, by and between Yu Chang and Pacific Dragon Fertilizers Co., Ltd. (4)

10.6	Employment Agreement, dated May 8, 2007, by and between Kelviz Lim Kok Siak and China Agritech, Inc. (4)

10.7	Supplier contracts dated October 14, 2008, by and between China Agritech, Inc. and Sinochem Fertilizer Co., Ltd. (6)

10.8	Employment Agreement, dated October 17, 2008, by and between China Agritech, Inc. and Mr. Yau-Sing Tang (7)

10.9	Independent Director’s Contract, dated September 24, 2008, by and between China Agritech, Inc. and Mr. Lun Zhang Dai (7)

10.10	Independent Director’s Contract, dated September 24, 2008, by and between China Agritech, Inc. and Mr. Hai Lin Zhang (7)

10.11	Independent Director’s Contract, dated September 24, 2008, by and between China Agritech, Inc. and Mr. Gene Michael Bennett (7)

10.12	Form of Share Purchase Agreement, dated February 12, 2009, among Yinlong Industrial Co. Ltd., Tailong Holdings Company Limited and Pacific Dragon Fertilizer Co. Ltd. (8)

10.13
Form of Supplemental Share Purchase Agreement, dated February 12, 2009, among Yinlong Industrial Co. Ltd., Tailong Holdings Company Limited, Pacific Dragon Fertilizer Co. Ltd., Yu Chang and Xiao Rong Teng  (8)

10.14	Amendment to Supplemental Share Purchase Agreement, dated May 15, 2009, by and among Yinlong, Tailong, Pacific Dragon and the Company (9).

10.15	China Agritech Inc. 2008 Equity Incentive Plan (10)

10.16	Employment Agreement, dated March 18, 2009, between Ming Fang Zhu and China Agritech, Inc. (11)

10.17	Employment Agreement, dated May 1, 2009, between Ling Xiao Dai and China Agritech, Inc. (11)

10.18	Industrial Product Purchase Contract, dated December 2, 2008, between Pacific Dragon Fertilizer Co., Ltd. and Beijing Zhongxin Chemical Development Company (11)

10.19	Industrial Product Purchase Contract, dated December 5, 2008, between Pacific Dragon Fertilizer Co., Ltd. and Harbin Hai Heng Chemical Distribution Co., Ltd. (11)

10.20	Industrial Product Purchase Contract, dated December 8, 2008, between Pacific Dragon Fertilizer Co., Ltd. and Shenzhen Hongchou Technology Company (11)

10.21	WangZou Center Lease Agreement, dated November 21, 2008, between Li Hua and China Tailong Holdings Company Limited (11)

Exhibit No.	Description

10.22	Plant Lease Agreement, dated June 4, 2007, between ZhongYun Instrument Sales Limited, High-Tech Industrial Development Zone, Urumqi and Beijing Agritech Fertilizer Limited, Xinjiang Branch (11)

10.23	Plant Lease Agreement, dated July 13, 2006, between Beijing Xinggu Investing Center and Beijing Agritech Fertilizer Limited (11)

10.24	Plant Lease Agreement, dated May 18, 2006, between Management Committee of Bengbu Industrial Park of Anhui Water Resources Development Co., Ltd. and Anhui Agritech Agriculture Development Limited (11)

10.25	Plant Lease Agreement, dated April 1, 2007, between Sanheshiye Development Company Juilongpo District Chongqing and Beijing Agritech Fertilizer Limited, Chongqing Branch (11)

10.26	Plant Lease Agreement, dated December 30, 2007, between Xinggu Economic Development Zone Administration Committee and Beijing Agritech Fertilizer Limited (11)

10.27	Office Building Lease Agreement, dated February 1, 2007, between Xiao Rong Teng and Beijing Agritech Fertilizer Limited (11)

21.1	Subsidiaries of the Registrant (2)

23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm

23.2	Consent of Kabani & Company, Inc., independent registered public accounting firm

23.4	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on page II-9)

(1)	Incorporated by reference to our registration statement on Form SB-2/A (No. 333-126802) filed on April 28, 2006.
(2)	Incorporated by reference to our Annual Report on Form 10-K filed on March 31, 2009.
(3)	Incorporated by reference our Annual Report on Form 10-KSB filed on April 14, 2006.
(4)	Incorporated by reference our registration statement on Form S-1 (No. 333-145562) filed on August 20, 2007.
(5)	Incorporated by reference to our Current Report on Form 8-K filed on October 10, 2007.
(6)	Incorporated by reference to our Current Report on Form 8-K filed on October 14, 2008.
(7)	Incorporated by reference to our Current Report on Form 8-K filed on October 24, 2008
(8)	Incorporated by reference to our Current Report on Form 8-K filed on February 18, 2008.
(9)	Incorporated by reference to our Current Report on Form 8-K filed on May 21, 2009
(10)	Incorporated by reference to our registration statement on Form S-8 (No. 33-156407) filed on December 22, 2008
(11)	Incorporated by reference to our Quarterly Report on Form 10-Q filed May 14, 2009

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of, and included in, the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on the 12th day of March, 2010.

CHINA AGRITECH, INC.

By	/s/ Yu Chang
Name: Yu Chang
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yu Chang and Yau-Sing Tang or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

March 12, 2010
/s/ Yu Chang	Chief Executive Officer, President, Secretary
Yu Chang	and Chairman (Principal Executive Officer)

March 12, 2010
/s/ Yau-Sing Tang	Chief Financial Officer and Controller
Yau-Sing Tang	(Principal Financial Officer and Principal
Accounting Officer)

March 12, 2010
/s/ Xiao-Rong Teng	Director
Xiao-Rong Teng

March 12, 2010
/s/ Gene Michael Bennett	Director
Gene Michael Bennett

March 12, 2010
/s/ Lun Zhang Dai	Director
Lun Zhang Dai

March 12, 2010
/s/ Hai Lin Zhang	Director
Hai Lin Zhang

March 12, 2010
/s/ Zheng Wang	Director
Zheng Wang

March 12, 2010
/s/ Charles Law	Director
Charles Law

EXPLANATORY NOTE:

The Company’s audited financial statements as of and for the years ended December 31, 2008 and 2007 have been included as an exhibit to this Registration Statement on Form S-3 solely to (i) give retroactive effect to the 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010 on all shares, options, warrants, earnings per share and exercise price information; and (ii) to reflect the Company's adoption of a pronouncement by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805  Business Combination  and Topic 810  Consolidation  which became effective on January 1, 2009, and requires the retrospective reclassification of the description and presentation of "minority interest" to "non-controlling interest" on the balance sheet, statement of operations and statement of cash flows. There was no change in the Company's financial condition, results of operations or cash flows as of and for the periods presented and therefore no change to any of the financial statements as a result of the adoption of ASC Topics 805 and 810.

CHINA AGRITECH, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 2007 AND 2008

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of China Agritech, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of China Agritech, Inc. and Subsidiaries as of December 31, 2008, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

As described on Note 22, the Company adopted certain provisions of financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 Business Combination and Topic 810 Consolidation on January 1, 2009, which required retrospective application in the 2008 financial statements.

/s/ Crowe Horwath LLP
Sherman Oaks, California

March 26, 2009, except for Note 22,
as to which the date is February 9, 2010

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
China Agritech and Subsidiaries

We have audited the accompanying consolidated balance sheet of China Agritech Inc. and Subsidiaries as of December 31, 2007, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 2007.   These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Agritech Inc. and Subsidiaries as of December 31, 2007, and the consolidated income statements and their consolidated cash flows for the  year  ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
March 10, 2008

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2008 AND 2007

	DECEMBER 31, 2008	DECEMBER 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$11,952,235	$11,841,221
Restricted cash	—	2,011,415
Accounts receivable, net	34,773,115	21,876,368
Inventories	6,452,618	3,508,741
Advances to suppliers	10,795,357	12,343,255
Prepayments and other receivables	2,484,346	1,242,693

Total Current Assets	66,457,671	52,823,693
Property and equipment, net	4,496,045	3,798,958
Deposit for equipment	749,799
Construction in progress	961,551	—

Total Assets	$72,665,066	$56,622,651

LIABILITIES AND STOCKHOLDERS’S EQUITY
Current Liabilities
Accounts payable	$3,327,281	$41,146
Accrued expenses and other payables	221,954	229,049
Amount due to related parties	—	352,505
Taxes payable	1,388,897	1,650,243

Total Current Liabilities	4,938,132	2,272,943

Commitments	—	—

Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, 12,351,126* shares issued and outstanding as of December 31,2008 and December 31,2007	24,700	24,700
Additional paid in capital	26,148,879	26,135,914
Statutory reserve	5,425,407	4,299,653
Accumulated other comprehensive income	5,837,917	2,578,107
Retained earnings	25,361,597	17,845,610

Total China Agritech’s Stockholders' Equity	62,798,500	50,883,984
Non-controlling Interest in a Subsidiary	4,928,434	3,465,724

Total Stockholders’ Equity	67,726,934	54,349,708

Total Liabilities and Stockholders' Equity	$72,665,066	$56,622,651

* after taking the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010

The accompanying notes are an integral part of these consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Net revenue	$45,240,212	$38,008,580

Cost of revenue	(24,889,387)	(18,939,725)

Gross profit	20,350,825	19,068,855

Operating expenses
Selling expenses	(2,369,763)	(1,723,869)

Operating and administrative expenses	(4,265,655)	(2,418,895)

Total operating expenses	(6,635,418)	(4,142,764)

Income from operations	13,715,407	14,926,091

Other income/(expense)	(56,165)	(40,548)

Interest income	91,984	152,400

Exchange gain/(loss)	231,326	(271)

Total other income/(expense)	267,145	111,581

Income before income taxes and non-controlling interest	13,982,552	15,037,672

Provision for income taxes	(4,151,782)	(5,391,464)

Net income	9,830,770	9,646,208

Net income attributable to non-controlling interest in a subsidiary	(1,189,029)	(1,117,583)

Net income attributable to China Agritech’s common stockholders	8,641,741	8,528,625

Other comprehensive income
Foreign currency translation adjustment	3,533,491	2,164,385

Comprehensive income	12,175,232	10,693,010
Comprehensive income attributable to non-controlling interest in a subsidiary	(273,681)	(187,566)

Comprehensive income attributable to China Agritech’s common stockholders	11,901,551	10,505,444
Basic weighted average shares outstanding after taking the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010.	12,349,808	10,934,169
Basic net earning per share after taking the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010.	0.70	0.78
Diluted weighted average shares outstanding after taking the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010.	12,349,808	10,964,516
Diluted net earnings per share after taking the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010.	0.70	$0.78

Basic and diluted weighted average shares outstanding are the same as there is no antidilutive effect.

The accompanying notes are an integral part of these consolidated financial statements.

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common stock		Additional		Other		Total China Agritech’s	Non-controlling
	Number of shares	Amount	paid-in capital	Statutory reserves	comprehensive income	Retained earnings	stockholders’ equity	interest in a subsidiary	Total stockholders’ equity
Balance at December 31, 2006	9,573,126	$19,144	$12,619,049	$2,790,916	$601,288	$10,825,722	$26,856,119	$2,160,575	$29,016,694
Stock issued for cash	2,778,000	5,556	13,478,922	—	—	—	13,484,478	—	13,484,478
Stock option expenses	—	—	37,943	—	—	—	37,943	—	37,943
Foreign currency translation	—	—	—	—	1,976,819	—	1,976,819	187,566	2,164,385
Net income for the year	—	—	—	—	—	8,528,625	8,528,625	1,117,583	9,646,208
Transfer to statutory reserve	—	—	—	1,508,737	—	(1,508,737)	—	—	—
Balance at December 31, 2007	12,351,126	$24,700	$26,135,914	$4,299,653	$2,578,107	$17,845,610	$50,883,984	$3,465,724	$54,349,708
Stock issued for cash	—	—	—	—	—	—	—	—	—
Stock option expenses	—	—	12,965	—	—	—	12,965	—	12,965
Foreign currency translation	—	—	—	—	3,259,810	—	3,259,810	273,681	3,533,491
Net income for the year	—	—	—	—	—	8,641,741	8,641,741	1,189,029	9,830,770
Transfer to statutory reserve	—	—	—	1,125,754	—	(1,125,754)	—	—	—
Balance at December 31, 2008	12,351,126	$24,700	$26,148,879	$5,425,407	$5,837,917	$25,361,597	$62,798,500	$4,928,434	$67,726,934

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Cash flows from operating activities:
Net income attributable to China Agritech’s common stockholders	$8,641,741	$8,528,625
Adjustments to reconcile net income to net cash
Provided by (used in) operating activities:
Stock based compensation	12,965	37,942
Net income attributable to non-controlling in a subsidiary	1,189,029	1,117,583
Depreciation and amortisation	549,341	390,736
Provision for doubtful debts	195,616	57,745
Decrease / (Increase) in current assets:
Accounts receivable	(11,306,241)	(9,333,639)
Inventories	(2,638,273)	(2,186,497)
Advances to suppliers	1,668,798	(3,626,775)
Prepayments and other receivable	(1,503,874)	(455,699)
Due from shareholders	—	22,532
(Decrease) / Increase in current liabilities:
Accounts payable	3,226,288	(357,627)
Tax payables	(375,076)	532,043
Accrued expenses and other payables	(553,730)	625,851
Net cash used in operating activities	(893,416)	(4,647,180)
Cash flows from investing activities:
Acquisition of property & equipment	(951,588)	(1,429,517)
Construction in progress	(966,168)	—
Restricted cash	11,415	88,821
Net cash used in investing activities	(1,906,341)	(1,340,696)
Cash flows from financing activities:
Amount held in escrow account	2,000,000	(2,000,000)
Advance from shareholders	—
Issuance of shares for cash	—	13,484,478
Net cash provided by financing activities	2,000,000	11,484,478
Net increase in cash and cash equivalents	(799,757)	5,496,602
Effect of exchange rate change on cash and cash equivalents	910,771	(85,390)
Cash and cash equivalents, beginning of year	11,841,221	6,430,009
Cash and cash equivalents, end of year	$11,952,235	$11,841,221
Supplement disclosure of cash flow information:
Interest expense paid	$—	$—
Income taxes paid	4,437,384	5,266,039
Cash from issue of common stock placed in escrow account	—	2,000,000
Noncash Investment and Financing Activity
Offset of amounts due to/from stockholders	$320,666	$—

CHINA AGRITECH, INC. AND SUBSIDIARIES
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

China Agritech (the "Company" or “we”) is a holding company whose direct and indirect subsidiaries manufacture and sell organic liquid compound fertilizers, organic granular compound fertilizers and related agricultural products. Our business operations are primarily conducted through Anhui Agritech Agriculture Development Limited (“Anhui Agritech”), Beijing Agritech Fertilizer Ltd. (“Beijing Agritech”), China Tailong Holdings Company Limited ("Tailong") and Tailong’s subsidiary, Pacific Dragon Fertilizers Co. Ltd. ("Pacific Dragon"). Our revenues are derived from the sale of our fertilizers and related agricultural products to our customers.

We acquired the line of business in which we now operate by entering into a transaction with Tailong and the shareholders of Tailong pursuant to the Reorganization Agreement (defined below) effective February 3, 2005.  We were originally incorporated on January 5, 1925, under the laws of the State of Nevada as Argyle Mining Company. We changed our name to Argyle Corporation in January 1960, Basic Empire in November 1963, Basic Empire Corp in December 1976 and finally to China Agritech, Inc. in May 2005. On August 10, 2004, we changed our corporate domicile from Nevada to Delaware. Throughout our existence, we have changed our business model several times, and conducted no substantive business from 1986 until February 2005, when we closed the transaction pursuant to the Reorganization Agreement.

On December 25, 2004, the Company, Tailong, and the stockholders of Tailong (the "Tailong Stockholders") entered into the Agreement and Plan of Reorganization ("Reorganization Agreement"), as amended and such reorganization became effective on February 3, 2005.  The Reorganization Agreement provided for the acquisition by the Company from the Tailong Stockholders of all of the issued and outstanding Tailong shares in exchange for 10,606,158 shares of newly issued restricted common stock of the Company, whereby the Tailong Stockholders obtained control of the Company and as a result, Tailong became a wholly-owned subsidiary of the Company.

As a result of the acquisition of Tailong, the Company took on the business of our operating subsidiaries and became a fertilizer manufacturer and conducted its operations in the People's Republic of China (the "PRC") through its wholly-owned subsidiary, Tailong and Tailong's 90% owned subsidiary, Pacific Dragon.

Tailong was incorporated on October 27, 2003 under the laws of Hong Kong. On October 9, 2004, Tailong acquired 90% of Pacific Dragon, which conducts Tailong's only business operations. Pacific Dragon is a foreign investment joint venture and was incorporated in the PRC on May 20, 1994. Pacific Dragon is classified as a Foreign Invested Enterprise ("FIE") in the PRC and is subject to the FIE laws of the PRC. Its legal structure is similar to that of a limited liability company organized under state laws in the United States.

On June 29, 2006, the Company established a wholly owned subsidiary, Anhui Agritech. Anhui Agritech engages in the business of manufacturing and marketing a series of organic liquid compound fertilizers.

On November 1, 2006, the Company and the stockholders of CAI Investment, Inc (the “CAI stockholders”) entered into an equity transfer agreement. The CAI stockholders transferred 100% equity interest in CAI Investment, Inc. (“CAI”) to the Company in exchange for $1,000.

Prior to the equity transfer, CAI established a wholly owned subsidiary, Beijing Agritech Fertilizer Limited (“Agritech Fertilizer”). Agritech Fertilizer engages in the business of manufacturing and marketing a series of organic liquid compound fertilizers.

2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Principles of consolidation

The consolidated financial statements include the accounts of China Agritech, Inc. and all of its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

b.   Use of estimates

The preparation of these Condensed Interim Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed interim financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those estimates.

c. Basis of presentation

This basis of accounting differs in certain respects from that used for the preparation of the books of account of the Company’s subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC and Hong Kong, the place of their domicile. The accompanying Condensed Interim  Financial Statements reflect necessary adjustments not recorded in the books of account of the Company's subsidiaries to present them in conformity with U.S. GAAP.

d.   Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

e.   Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company gives most clients an extended credit policy for one year. The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

f.   Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market. Management compares the cost of inventories with market value and an allowance is provided to reduce the value of inventories to their net market value.

g.   Advances to suppliers

The Company provides advances to certain vendors for purchase of its material. Advancing of funds to vendors is a common practice in China and the Company expects to realize these advances in the form of inventory receipts within a one year period.

h.   Property and equipment

Property and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation and amortization for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 15 years for machinery; 3 to 5 years or shorter of the lease period for leasehold improvement, 5 to 10 years for office equipment; and 5 to 8 years for motor vehicles.

i.   Construction in Progress

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company's plant facilities. No depreciation is provided for construction in progress until such time as the relevant assets are completed and are ready for their intended use.

j.   Impairment

The Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", issued by the Financial Accounting Standards Board ("FASB"). SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property and equipment subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the year ended December 31, 2008 and year ended December 31, 2007.

k.   Revenue recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured.

The Company's revenue consists of the invoiced value of goods, net of a value-added tax (“VAT”).

l.   Advertising costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the year ended December 31, 2008 and 2007 were $646,242 and $460,403, respectively.

m. Shipping and Handling

The Company classifies shipping cost under selling expenses. Shipping costs for the year ended December 31, 2008 and 2007 were $720,401 and $405,877, respectively

n.   Income taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company’s net income. The Company does not have any significant deferred tax assets or liabilities in the PRC tax jurisdiction.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. FIN 48 clarifies the accounting foe uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on our evaluation, we have concluded that there are no significant uncertain tax positions requiring recognition in our financial statements. Our evaluation was performed for the tax years ended December 31, 2008 and 2007, the tax years which remain subject to examination by major tax jurisdictions (PRC) as of December 31, 2008. We may from time to time be assessed interest or penalties by major tax jurisdictions. In the event we receive an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

o.   Foreign currency translation

The Company uses the United States dollar for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. Such financial statements were translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation.” According to SFAS No. 52, all assets and liabilities is translated at the current exchange rate, stockholder’s equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income” as a component of shareholders’ equity.

p.   Fair values of financial instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values of financial instruments. The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable, other payables, taxes payable, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and to the interest rates on the borrowings approximating those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

q.   Earning per share (EPS)

Earnings per share is calculated in accordance with the SFAS No. 128, “Earnings per share.” Basic earnings per share is based upon the weighted average number of common shares outstanding. Diluted earnings per share is based on the assumption that all dilutive warrant and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The following table is a reconciliation of the weighted average shares used in the computation of basic and diluted earnings per share for the periods presented (amounts in thousands, except per share data):

		2008			2007
		Weighted			Weighted
		Average	Per		Average	Per
	Income	Shares*	Shares	Income	Shares*	Shares
Earning per share - basic

Income available to common stockholders	$8,641	12,350	$0.70	$8,529	10,934	$0.78

Effect of dilutive options and warrants	—	—	—	—	30	—

Earning per share - diluted

Income available to common stockholders	$8,641	12,350	$0.70	$8,529	10,964	$0.78

*After taking the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010.

The dilutive earnings per share computation for 2008 excludes options and warrants to purchase 269,460 shares of common stock and for 2007 excludes options and warrants to purchase 219,460 shares of common stock because the impact was anti-dilutive.

r.   Segment reporting

SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS No. 131 has no effect on the Company's Consolidated Financial Statements as the Company operates in one reportable business segment.

s.   Statement of cash flows

In accordance with SFAS No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheets.

t.   Stock-based compensation

On December 16, 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R requires all share based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. The Company has adopted the requirements of SFAS No. 123R for the fiscal year beginning on December 26, 2005, and recorded the compensation expense for all unvested stock options existing prior to the adoption during the period.

u.   Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115." SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of SFAS No. 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently, without having to apply hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Adoption of SFAS No.159 did not have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.” SFAS No. 160 amends Accounting Research Bulletin (“ARB”) 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the Consolidated Financial Statements. SFAS No. 160 is effective for the Company’s fiscal year beginning after December 15, 2008. Management has evaluated the effect of this pronouncement on the Consolidated Financial Statements and made retrospective adjustments, see Note 22.

In December 2007, FASB issued SFAS No. 141(R), “Business Combinations.” This Statement replaces SFAS No. 141, “Business Combinations.” This Statement retains the fundamental requirements in SFAS No. 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its Consolidated Financial Statements..

In March 2008, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. The objective of SFAS No. 161 is to provide adequate information about how derivative and hedging activities affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its Consolidated Financial Statements.

In May 2008, FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS No. 162 shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company will evaluate the impact that this statement will have on its Consolidated Financial Statements when this pronouncement becomes effective.

In May 2008, FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts.” SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deteriorations have occurred in an insured financial obligation. SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 163 will not have a material impact on the Company’s Consolidated Financial Statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007, and for interim periods within those years. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements require fair value measurements; it does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157,” which defers the effective date of SFAS No. 157 for non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years and interim periods beginning after November 15, 2008. We expect to adopt FSP No. FAS 157-2 as of January 1, 2009, and we are currently assessing the impact of applying SFAS No. 157 to non-financial assets and non-financial liabilities on our results of operations, cash flows and financial position.  The impact of FAS 157 with respect to financial assets did not have a significant impact on our financial statements.

As a result of the recent credit crisis, on October 10, 2008, the FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That is Not Active.” This FSP clarifies the application of SFAS No. 157 in a market that is not active. The FSP addresses how management should consider measuring fair value when relevant observable data does not exist. The FSP also provides guidance on how observable market information in a market that is not active should be considered when measuring fair value, as well as how the use of market quotes should be considered when assessing the relevance of observable and unobservable data available to measure fair value. This FSP is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application shall be accounted for as a change in accounting estimate in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” Adoption of this standard had no effect on our results of operations, cash flows or financial position.

3.   RESTRICTED CASH

On July 5, 2007, the Company issued and sold 5,556,000 shares of its common stock for $2.70 per share for a purchase price, in the aggregate, of $15,001,200. The direct costs related to this stock sale, including legal and professional fees, were deducted from the related proceeds and $2,000,000 was deposited in an escrow account. The balance held in escrow was $2,000,000 as of December 31, 2007. In December 2008, the $2,000,000 was released from escrow.

Included in the balance at December 31, 2007, there was an amount of $11,415 held for the settlement of outstanding share transfer agent fee.

There were no requirements or contingencies with respect to this restricted cash balance beyond the amount being held in escrow until certain specified conditions were fulfilled.

4.   ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31	December 31
	2008	2007
Accounts receivable	$35,221,721	$22,104,349
Less: Allowance for doubtful accounts	(448,606)	(227,981)
	$34,773,115	$21,876,368

The activity in the Company’s allowance for doubtful accounts is summarized as follows:

	December 31	December 31
	2008	2007
Balance at the beginning of the year	$227,981	170,236
Add: provision during the year	220,625	57,745
Balance at the end of the year	$448,606	$227,981

5 .   INVENTORIES

Inventories consist of the following as of December 31, 2008 and December 31, 2007:

	December 31	December 31
	2008	2007
Raw Materials	$4,941,787	$2,579,210
Packing Materials	107,053	37,645
Finished goods	1,403,778	891,886
	$6,452,618	$3,508,741

6 .   PREPAYMENTS AND OTHER RECEIVABLES

Prepayments and other receivables primarily include prepaid rent, prepaid advertising and advanced travel expenses to employees.

7 .   PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2008 and December 31, 2007:

	December 30	December 31
	2008	2007
Manufacturing machinery	$4,735,761	$3,750,525
Leasehold improvement	439,341	165,905
Office equipment	220,031	210,998
Motor vehicles	619,149	565,310
	6,014,282	4,692,738
Less: Accumulated Depreciation	(1,518,237)	(893,780)
	$4,496,045,	$3,798,958

Depreciation and amortization expense for the year ended December 31, 2008 and 2007 was $548,571 and $390,736, respectively.

8 .   CONSTRUCTION IN PROGRESS

 The construction in progress consists of property and equipment for the organic granular compound fertilizer plants in Harbin.

9 .   DEPOSIT FOR EQUIPMENT

Deposit for equipment consists of advances to the supplier for the purchase of machinery for granular organic fertilizer plant.

10. ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables consist of the following as of December 31, 2008 and December 31, 2007:

	December 31	December 31
	2008	2007
Other accrued expense	105,924	103,495
Other payables	116,030	125,555
	$221,954	$229,050

11.   AMOUNTS DUE TO RELATED PARTIES

The amounts due to related parties represented advances from the Company’s officers and shareholders, and were unsecured, non-interest bearing and due on demand.

12.   TAXES PAYABLE

Taxes payable consist of the following as of December 31, 2008 and December 31, 2007:

	December 31	December 31
	2008	2007
Income tax payable	$857,324	$1,069,936
VAT tax payable	529,313	576,911
Others	2,260	3,396
	$1,388,897	$1,650,243

13.   INCOME TAXES

Local PRC income tax

The Company is governed by the Income Tax Law of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 25% and 33% (30% state income taxes plus 3% local income taxes) for the year ended December 31, 2008 and 2007, respectively, on income reported in the statutory financial statements after appropriate tax adjustments, unless the enterprise is located in a specially designated region for which more favorable effective tax rates are applicable.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law  replaced the existing laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DEs and FIEs. The two years tax exemption and the three years 50% tax reduction tax holiday for production-oriented FIE will be eliminated.

The provision for income taxes for the year ended December 31, 2008 and 2007 consisted of the following:

	Year ended December 31,
	2008	2007
Provision for China income and local tax	$4,151,782	$5,391,464

The following table reconciles the statutory rates to the Company’s effective tax rate at December   31, 2008 and 2007 respectively;

	2008	2007
Tax at statutory rate	25%	33%
Net operating loss in other tax jurisdiction for where no benefit is realized	5%	3%
	30%	36%

14.   NON-CONTROLLING INTEREST IN A SUBSIDIARY

Represents the 10% interest of our minority shareholder, Yinlong Industrial Co., Ltd., a related party of the Company, in Pacific Dragon.

15. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

16.   MAJOR CUSTOMERS AND VENDORS

There were no major customers which accounted for more than 10% of the total net revenue for the year ended December 31, 2008 and 2007.

Four vendors provided approximately 68% of the Company’s raw materials for the year ended December 31, 2008, with each vendor individually accounting for approximately 33%, 12%, 12% and 11%. Four vendors provided approximately 80% of the Company’s dollar value of raw materials for the year ended December 31, 2007, with each individually accounting for approximately 31%, 19%, 21% and 10%.

17.   RETIREMENT PLAN

As stipulated by the regulations of the PRC government, companies operating in the PRC have defined contribution retirement plans for their employees. The PRC government is responsible for the pension liability to these retired employees. Commencing January 1, 2002, the Company was required to make specified contributions to the state-sponsored retirement plan at 20% of the basic salary cost of their staff. Each of the employees of the PRC subsidiaries is required to contribute 8% of his/her basic salary. For the years ended December 31, 2008 and 2007, contributions made by the Company were approximately $43,871and $27,085 respectively.

18.   STOCK OPTIONS AND WARRANTS

The Company adopted SFAS No. 123 (Revised 2004), “Share Based Payment,” under the modified-prospective transition method on January 1, 2006. SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method proscribed by Accounting Principles Board ("APB") Opinion No. 25, “Accounting for Stock Issued to Employees,” and allowed under the original provisions of SFAS No. 123. Prior to the adoption of SFAS No. 123R, the Company accounted for stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

As a result of adopting SFAS No. 123R, the Company recognized $12,965 and $37,942 in share-based compensation expense for the year ended December 31, 2008 and 2007.  There was no impact of this share-based compensation expense on the Company's basic and diluted earnings per share. The fair value of our stock options was estimated using the Black-Scholes option pricing model.

The Company’s 2008 Equity Incentive Plan (“the Plan”) which was shareholder approved, permits the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Share-Based Awards as the Administrator may determine to its Employees, Directors and Consultants. One million eight hundred thousand (1,800,000) (after taking the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010) Shares will be available for issuance under the Plan. The Company believes the Plan will promote the success of the Company’s business, advance the interests of the Company, and attract and retain the best available personnel for positions of substantial responsibility  The exercise price per share with respect to the Plan will be determined by the Administrator provided that the exercise price per share cannot be less than the Fair Market Value of a Share on the Grant Date and the Administrator shall establish and set forth in the Award Agreement the times, installments or conditions upon which the Option, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Other Share-Based Awards shall vest and become exercisable, which may include, among other things, the achievement of the Company-wide, business unit, and individual goals (including, but not limited to continued employment or services)

Options

In connection with the appointment of the Company’s new CFO, which occurred on October 17, 2008, the Company granted the CFO options to purchase 50,000 shares (after taking the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010) of its common stock. The options vested immediately upon signing of the employment contract. The exercise price of the options is $4.00 per share.

The assumptions used in calculating the fair value of options granted using the Black-Scholes option- pricing model are as follows:

2008
Risk-free interest rate	1.34%
Expected life of the options	1 year
Expected volatility	99%
Expected dividend yield	0%

Following is a summary of the stock option activity:

	Options outstanding	Weighted Average Exercise Price	Grant Date Fair Market Value of a Share
Outstanding, December 31, 2006	25,000	$7.00
Granted	—	—
Forfeited	—	—
Exercised	—	—
Outstanding, December 31, 2007	25,000	7.00
Granted	50,000	4.00	$0.52
Forfeited	—	—
Exercised	—	—
Outstanding, December 31, 2008	75,000	$5.00

Following is a summary of the status of options outstanding at December 31, 2008:

Outstanding Options			Exercisable Options
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$7.00	25,000	2.4 years	$7.00	25,000	$7.00
$4.00	50,000	4.8 years	4.00	50,000	4.00

The number of shares and exercise price as mentioned above are adjusted to reflect the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010.

As of December 31, 2008, our options had no intrinsic value.

Warrants

In connection with a private placement which occurred on July 5, 2007, the Company granted the private placement consultant warrants to purchase 194,460 shares of its common stock. The warrants vested immediately. The exercise price of the warrants is $5.40 per share.

The assumptions used in calculating the fair value of warrants granted using the Black-Scholes option- pricing model are as follows:

Risk-free interest rate	5.02%
Expected life of the options	5 years
Expected volatility	83%
Expected dividend yield	0%

Following is a summary of the warrants activity:

	Warrants outstanding	Weighted Average Exercise Price	Grant Date Fair Market Value of a Share
Outstanding, December 31, 2006	—	$—
Granted	194,460	5.40	$4.62
Forfeited	—	—
Exercised	—	—
Outstanding, December 31, 2007	194,460	5.40
Granted	—	—
Forfeited	—	—
Exercised	—	—
Outstanding, December 31, 2008	194,460	$5.40

The warranties outstanding and exercise price as mentioned above are adjusted to reflect the effect of 1 for 4 reverse stock split on September 8, 2009 and 2 for 1 forward stock split on February 1, 2010.

Following is a summary of the status of warrants outstanding at December 31, 2008:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number	Average Exercise Price
$5.40	194,460	3.5 years	$5.40	194,460	$5.40

As of December 31, 2008, our warrant had no intrinsic value.

19.   STATUTORY RESERVES

As stipulated by the Company Law of the People's Republic of China, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i) Making up cumulative prior years' losses, if any;

ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund," which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

In accordance with the Chinese Company Law, the Company has allocated 10% of its net income to surplus. The amount included in the statutory reserves as of December 31, 2008 and December 31, 2007 amounted to $5,425,406 and $4,299,653, respectively.

20.   RELATED PARTY TRANSACTIONS AND COMMITMENTS AND LEASES

On January 6, 2005, our subsidiary Pacific Dragon entered into a license agreement with Mr. Yu Chang, our Chairman, Chief Executive Officer and President. Under this license agreement, Mr. Chang granted an exclusive license to Pacific Dragon for the use of know-how in manufacturing organic liquid compound fertilizer on a royalty-free basis. The Company continues to refine the manufacturing know-how of the product at its expense. On December 3, 2005, Mr. Chang and Pacific Dragon entered into another license agreement pursuant to which the term of the license was extended to a permanent license. In accordance with the Securities Purchase Agreement, dated June 29, 2007, among the Company, Mr. Chang, and the investors named therein, an additional license agreement was entered into for the know-how mentioned above between Mr. Chang and Pacific Dragon Fertilizers Co. Ltd. (a subsidiary of the Company), confirming that the license has been extended until December 31, 2011.

The Company's PRC subsidiary, Pacific Dragon, has entered into a tenancy agreement with a related party, Yinlong Industrial Co. Ltd. ("Yinlong"), the joint venturer holding a 10% equity interest in Pacific Dragon, to lease two factory plants and one office building with a total floor area of 7,018 sq. meters for a term of 10 years from January 1, 2004 to December 31, 2013 at an annual rent of RMB 1,200,000 (equivalent to $144,578). The tenancy agreement was revised by increasing the annual rent to RMB 3,600,000 (equivalent to $518,940) effective from July 1, 2005.  Yinlong is owned and controlled by Mr. Yu Chang and Ms. Xiaorong Tang, who are directors of the Company.

On July 2, 2007, Agritech Fertilizer Co., Ltd entered into a tenancy agreement with Ms Teng Xiao Rong (a director of the Company) to lease an office with a total floor area of 780 meter square for a term of 5 years from February 1, 2007 to February 1, 2012 at an annual rent of RMB 492,000 (equivalent to approximately $70,922) effective from July 2, 2007.

As of December 31, 2008, we have approximately $219,718 in capital commitments for the purchase of organic granular compound fertilizer’s production facilities.

The Company incurred rent expense of $888,460 and $701,761 related to the above leases for the  year ended December 31, 2008 and 2007, respectively.  The rent obligations for the next five years after December 31, 2008 are as follows:

Year 2009	915,223
Year 2010	880,982
Year 2011	830,183
Year 2012	681,978
Year 2013	576,492
Thereafter	171,627
$4,056,485

21.  SUBSEQUENT EVENT

On February 12, 2009,  Tailong entered into a share purchase agreement with Pacific Dragon Fertilizers Co. Ltd., or Pacific Dragon,  and Yinlong Industrial Co. Ltd., or Yinlong, and a supplemental purchase agreement among Yinlong, Pacific Dragon, Mr. Yu Chang, the Company’s Chief Executive Officer, President, Secretary and Chairman, and Ms. Xiao Rong Teng, one of the Company’s directors, pursuant to which Tailong agreed to acquire Yinlong’s 10% interest in Pacific Dragon for an aggregate purchase price of $7,980,000.  Mr. Chang has an 85% equity interest in Yinlong and Ms. Teng owns the remaining 15% equity interest.  Following this transaction, the Company, as the sole shareholder of Tailong, will indirectly own 100% of Pacific Dragon.  Subject to approval from the Ministry of Commerce of the People’s Republic of China, the transaction is expected to close in early April, 2009.

On February 12, 2009, in connection with the supplemental purchase agreement described above, Tailong issued an unsecured, interest-free promissory note in the principal amount of $6,980,000 to Yinlong as consideration for the purchase of its 10% interest in Pacific Dragon.  The promissory note has a maturity date of December 31, 2009 and Tailong may prepay all of any portion of the principal of the promissory note without penalty.  The unpaid principal balance of the promissory note is due and payable on December 31, 2009, unless accelerated pursuant to an event of default.

22. ADJUSTMENTS TO PREVIOUSLY FILED FINANCIAL STATEMENTS

The consolidated financial statements of the Company for the years ended December 31, 2008 and December 31, 2007 have been updated to reflect the adoption, effective January 1, 2009, of the provisions of a pronouncement issued in December 2007 on what is now codified as FASB Accounting Standards Codification (“ASC”) Topic 805,   Business Combinations  and Topic 810,   Consolidation  .  These ASC Topics describe a non-controlling interest, sometimes called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.  The ASC Topics establish accounting and reporting standards that require, among other items: a) the ownership interests in subsidiaries held by parties other than the parent be presented in the consolidated balance sheets separate from the parent’s equity; b) the amount of consolidated net income or loss, consolidated comprehensive income or loss, in the consolidated statements of operations attributable to the parent and the non-controlling interests be presented on the face of the consolidated statements of operations; and c) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling holders. The presentation and disclosure requirements of the ASC Topics have been applied retrospectively for all periods presented in the accompanying consolidated balance sheets, statements of operations and statements of cash flows. The adoption of this pronouncement resulted in a change in the description and presentation of "minority interest" to "non-controlling interest," however there was no impact on the Company's financial condition or net income (loss) attributable to stockholders for any periods presented.

On September 8, 2009, the Company effected a 1-for-4 reverse stock split and on February 1, 2010, the Company effected a 2-for-1 forward stock split. The financial statements for the years ended December 31, 2008 and 2007 have been updated to reflect the effect of the stock splits on all shares, options, warrants, earnings per share and exercise price information.